NEWS RELEASE FOR
IMMEDIATE RELEASE

RUBY TUESDAY, INC.

  - REPORTS 22% INCREASE IN FOURTH QUARTER DILUTED EPS
  - REPORTS FISCAL 2003 DILUTED EPS OF $1.36
  - PROVIDES ADDITIONAL COMMENTS REGARDING CONSOLIDATION OF ITS FRANCHISE PARTNERSHIP SYSTEM

MARYVILLE, TN – July 9, 2003 – Ruby Tuesday, Inc. today reported results for its fourth quarter and fiscal year ended June 3, 2003. For the quarter, diluted earnings per share were $0.39, an increase of 21.9% from $0.32 a year ago. For the year, diluted earnings per share were $1.36, an increase of 18.3% from adjusted (non-GAAP) earnings of $1.15 a year ago (GAAP fiscal 2002 earnings per share were $0.88, which included the non-recurring charge recorded to fully reserve the Specialty Restaurant Group, LLC (“SRG”) note receivable). Gross same-store sales (non-GAAP) and net same-store sales increased 4.5% and 1.7% for the quarter, respectively, at Company-owned Ruby Tuesday restaurants. The Company has historically evaluated same-store sales performance based on gross same-store sales as the Company believes this provides for a more meaningful measure of performance and comparability with its competitors — see the attached Schedule A for a quarterly and annual comparison of reported Company-owned and franchise partnership same-store sales growth based on gross sales as compared to net sales for fiscal years 2002 and 2003.

The Company’s Board of Directors declared a semi-annual cash dividend of $0.0225 per share, payable on August 4, 2003 to shareholders of record at the close of business on July 21, 2003.

The Company also announced that it is on track to early adopt FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46”), effective with its first quarter fiscal 2004, which began June 4, 2003.

Under FIN 46, the Company will consolidate its franchise partnerships. Consolidation will result in a one-time $0.60-0.62 per share charge as a result of the cumulative effect of a change in accounting principle. The Company originally estimated an additional dilutive impact on its fiscal 2004 consolidated statements of income resulting from this consolidation of $0.01 to $0.03 per share. However, the Company now anticipates no additional dilutive impact on annual earnings per share in fiscal 2004. In an effort to assist financial statement readers in understanding the consolidation process, a projected consolidating statement of income for first quarter fiscal 2004 and a consolidating balance sheet as of the end of the quarter are attached as Schedule B.

Sandy Beall, the Company’s Chairman and CEO commented on the quarter and the year, “We are very pleased with our financial results for the quarter. Both Company-owned and franchise partnership operations have strong momentum thanks in part to our most recently released menu, which has been a tremendous success. Since its release during the fourth quarter, we have seen our highest ever food quality and value ratings, reduced table turn times and achieved a slight increase in check, while at the same time lowering both food and labor costs for the quarter. We anticipate the food and labor cost improvements will continue throughout fiscal 2004. In addition to the success of the new menu we are experiencing, we continue to see positive results from our new service initiative rolled out last fall.”

“We are firm believers in constant evolution and we accomplished much of that this year with our new menu and service initiatives as well as the revamping of our field supervisory role.

Despite somewhat soft global economic times, we have remained committed to investing in what has gotten us where we are today – food and service. As we look forward to next year, we are optimistic about continuing to reap the rewards from the investments we have made and continue making in our business. We have a great brand, tremendous Company-owned growth opportunities, a solid balance sheet and strong cash flow as well as franchise systems that continue growing and adding tremendous value.”

Commenting on consolidation, Beall continued, “We are also excited about consolidation as it should provide an even clearer picture of the performance of our franchise partnership system as well as Company-owned operations. Other than the one-time cumulative effect estimated to be $0.60-0.62 per share, we do not anticipate any negative effect on earnings per share or underlying cash flow in fiscal 2004 or any changes to our program.”

Outlook for Fiscal 2004

The Company reiterates its goal for fiscal 2004 diluted earnings per share growth of 17-18% based on gross same-store sales growth of 2.0-3.0% at Company-owned Ruby Tuesday restaurants. Based on gross same-store sales growth of 2.0-3.0%, the Company would anticipate net same-store sales growth of 1.0-2.0% for the year. The 17-18% earnings per share growth goal is before the $0.60-0.62 per share estimated cumulative effect of a change in accounting principle that will be required upon the adoption of FIN 46. Taking consolidation into account, the Company’s goals for consolidated revenue, pre-tax margins (before the cumulative effect of a change in accounting principle) and debt to capital for fiscal 2004 are:

Revenue	$1.40-1.45 billion
Pre-tax margins	11.5-12.0%
Book debt to capital	42.0%
Total debt (including book debt, operating lease
debt, and letters of credit) to capital	54.0%

The Company’s goal for first quarter gross same-store sales growth at Company-owned restaurants is 1.0-2.0% and the Company estimates net same-store sales at Company-owned restaurants will be flat to down 1.0% for the first quarter. Quarter-to-date gross same-store sales are up approximately 1.0% at Company-owned restaurants, while net same-store sales growth is down approximately 1.0%. Based on 1.0-2.0% gross same-store sales, the Company is comfortable with the current consensus analyst estimate of $0.36 diluted earnings per share for the first quarter (before the $0.60-0.62 per share estimated cumulative effect of a change in accounting principle) after taking into consideration the estimated additional $750 thousand in depreciation to be incurred during the first quarter of fiscal 2004 due to refinancing the Company’s bank-financed operating leases during the first quarter of fiscal 2003.

Because of the Company's intention to early adopy FIN 46, the Company believes it useful to provide same-store sales guidance on a consolidated basis. Realizing Ruby Tuesday, Inc. owns only 1-50% of the franchise partnerships and does not control the marketing efforts of the franchise partnerships, the Company’s best estimate for consolidated same store sales growth for first quarter fiscal 2004 is down 1.0% to up 2.0% for consolidated gross same store sales and down 1.0% to up 2.0% for consolidated net same store sales. For the year, the Company’s best estimate for consolidated same-store sales growth is flat to up 3.0% for consolidated gross same-store sales and flat to up 3.0% for consolidated net same-store sales growth.

Fourth Quarter Highlights:

  Diluted earnings per share increased 21.9% to $0.39 from $0.32.
  Net income increased 19.2% to $25,318,000 from $21,248,000.
  Pre-tax profit margins increased 70 basis points to 15.7% from 15.0%.
  System-wide Ruby Tuesday revenue increased 11.6% to $344,979,000 from $309,203,000.
  Fifteen Company-owned Ruby Tuesday restaurants were opened and two were closed.
  Three franchise partnership units were opened and none were closed.
  Three traditional franchise units were opened and none were closed.
  The Company purchased 250,000 shares of its common stock during the quarter. Five million shares remain authorized for repurchase under the Company's ongoing share repurchase program.

Fiscal Year 2003 Highlights:

  Earnings per share increased 18.3% to $1.36 from $1.15, excluding a $17.5 million ($0.27 per share) after-tax charge recorded during the prior year in conjunction with fully reserving the SRG note receivable.
  Net income, excluding the same $17.5 million charge, increased 16.8% to $88,484,000 from $75,745,000.
  Pre-tax profit margins, excluding the same $17.5 million charge, increased 90 basis points to 14.9% from 14.0%.
  System-wide Ruby Tuesday revenue increased 10.2% to $1,286,032,000 from $1,167,079,000.
  Fifty Company-owned Ruby Tuesday restaurants were opened and seven were closed.
  Fifteen franchise partnership units were opened and four were closed.
  Eight traditional franchise units were opened and one was closed.
  The Company exercised its right to acquire an additional 49% interest in four of its franchise partnerships during fiscal 2003. As of the end of fiscal 2003, the Company held a 50% interest in nine franchise partnerships collectively operating 97 Ruby Tuesday restaurants. After exercising its right to acquire an additional 49% interest in three additional franchise partnerships subsequent to year end, the Company now holds a 50% interest in 12 franchise partnerships collectively operating 116 Ruby Tuesday restaurants.
  The Company purchased 804,000 shares of its common stock during the year. Five million shares remain authorized for repurchase under the Company's ongoing share repurchase program.

Ruby Tuesday, Inc. has Company-owned, franchise partnership and/or traditional franchise Ruby Tuesday brand restaurants in 38 states, the District of Columbia, Puerto Rico and 12 foreign countries. As of June 3, 2003, the Company owned and operated 440 Ruby Tuesday restaurants while franchise partnerships and traditional franchisees operated 189 and 28 locations, respectively. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RI).

For more information, contact:                Phone: 865-379-5700
Price Cooper

The Company will host a conference call which will be a live web-cast this afternoon at 4:00 Eastern Time. The call will be available live at the following websites:

http://www.companyboardroom.com
http://www.rubytuesday.com

The call will be archived on both sites through the close of business on July 16, 2003.

Special Note Regarding Forward-Looking Information

This press release contains various “forward-looking statements” which represent the Company’s expectations or beliefs concerning future events, including the following: future financial performance and unit growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayment of debt, and payment of dividends. The Company cautions that a number of important factors could, individually or in the aggregate, cause actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: consumer spending trends and habits; mall-traffic trends; increased competition in the casual dining restaurant market; weather conditions in the regions in which Company-owned and franchised restaurants are operated; consumers’ acceptance of the Company’s development prototypes; laws and regulations affecting labor and employee benefit costs; costs and availability of food and beverage inventory; the Company’s ability to attract qualified managers, franchisees and team members; changes in the availability of capital; impact of adoption of new accounting standards; and general economic conditions.